Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of Core Plus Fixed Income Portfolio, Emerging Markets Debt Portfolio, Emerging Markets Equity Portfolio, Global Franchise Portfolio, Global Infrastructure Portfolio, Global Real Estate Portfolio and U.S. Real Estate Portfolio and “Consolidated Financial Highlights” in the Prospectuses of Discovery Portfolio, Global Strategist Portfolio and Growth Portfolio, and “General Information -- Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 28, 2023, and each included in this Post-Effective Amendment No. 75 to the Registration Statement (Form N-1A, No. 333-03013) of Morgan Stanley Variable Insurance Fund, Inc.(the “Registration Statement”)

We also consent to the incorporation by reference of our reports, dated February 22, 2023, with respect to the financial statements and financial highlights of Core Plus Fixed Income Portfolio, Discovery Portfolio, Emerging Markets Debt Portfolio, Emerging Markets Equity Portfolio, Global Franchise Portfolio, Global Infrastructure Portfolio, Global Real Estate Portfolio, Global Strategist Portfolio, Growth Portfolio, and U.S. Real Estate Portfolio (the ten portfolios comprising Morgan Stanley Variable Insurance Fund, Inc.) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 21, 2023